Exhibit 2.3

DEED OF IRREVOCABLE UNDERTAKING

(Director Shareholders)

To:	XL Group plc (the “Offeror”)

From:	[Director]

[•] January 2015

Offer for Catlin Group Limited (the “Company”)

I, the undersigned, understand that the Offeror is considering the Acquisition (as defined below) substantially on the terms and conditions set out or referred to in a draft of the press announcement, a copy of which is annexed hereto (the “Press Announcement”) and/or on such other terms and conditions as required by (i) any applicable law or regulation; and (ii) the City Code on Takeovers and Mergers (the “Code”), as applied pursuant to the terms of the implementation agreement to be entered into between the Company and the Offeror on or around the date of this Agreement (the “Implementation Agreement”). Unless otherwise defined in this undertaking or unless the context requires otherwise, capitalised terms shall have the meaning given to them in the Press Announcement.

When used in this deed “Acquisition” shall:

(i)	mean the proposed acquisition on the terms set out in the Press Announcement by or on behalf of the Offeror for the issued and to be issued share capital of the Company, which acquisition may be by way of a scheme of arrangement (the “Scheme”) under Section 99 of the Companies Act 1981 of Bermuda, as amended (the “Act”) or a merger under Section 104H of the Act (a “Merger”) or a takeover offer for the issued and to be issued share capital of the Company effected in accordance with Bermuda law (an “Offer”); and

(ii)	include any revision or variation in the terms of any acquisition as referred to in paragraph (i) above which represents in the reasonable opinion of JP Morgan Cazenove Limited and Evercore Partners International LLP (the “Banks”), no diminution in the value of the Scheme or Offer (as the case may be).

1.	Warranties and Undertakings

I irrevocably and unconditionally confirm, undertake, represent and warrant to the Offeror that:

(i)	either my spouse, civil partner, de facto partner or similarly-related person (my “Spouse”) is, or I am, the beneficial owner of (or am otherwise able to control the exercise of all rights (including voting rights) attaching to, including the ability to procure the transfer (free from any liens, charges, options, equities, encumbrances or third party rights of any kind whatsoever) of), and, where stated in the third column of the table below, either my Spouse is, or I am, the legal owner of, depositary receipts representing the number of common shares of $0.01 each in the capital of the Company (which expression shall include any other depositary receipts or shares in the Company issued after the date hereof and attributable to or derived from such shares or depositary receipts) set out in the first column of the table below (the “Shares”) and either my Spouse or I hold the Shares free of all liens, charges, options, equities, encumbrances or third party rights which are inconsistent with the terms of this undertaking;

(ii)	I shall not, and shall procure that my Spouse does not, prior to the earlier of the Acquisition becoming effective (or, if applicable, closing) or lapsing and shall not permit any registered holder (if different) to:

(a)	sell, transfer, charge, pledge, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging, pledge or other disposition or creation or grant of any other encumbrance or option of or over all or any of such Shares or interest in such Shares except pursuant to the Acquisition, or accept any other offer in respect of all or any of such Shares; or

(b)	(other than pursuant to the Acquisition) enter into any agreement or arrangement or permit any agreement or arrangement to be entered into or incur any obligation or permit any obligation to arise:

(I)	in relation to or operating by reference to, the Shares or any interest in the Shares; or

(II)	to do all or any of the acts referred to in paragraph (a) above; or

(III)	which would or might preclude me from complying with my obligations under the undertakings in this deed,

and references to any agreement, arrangement or obligation shall include any such agreement, arrangement or obligation whether or not subject to any conditions or which is to take effect upon or following the effective date (or, if applicable, closing) or lapsing of the Scheme or upon or following this deed ceasing to be binding or upon or following any other event;

(iii)	prior to the earlier of the Acquisition becoming effective (or, if the Offeror exercises its right to switch to an Offer, becoming or being declared unconditional in all respects) or lapsing, I shall not, and shall procure that my Spouse does not, without the consent of the Offeror, exercise my rights as a shareholder (but without prejudice to my powers as a director) to convene or requisition, or join as a shareholder in convening or requisitioning, any general or class meeting of the Company;

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(iv)	prior to the earlier of the Acquisition becoming effective (or, if the Offeror exercises its right to switch to an Offer, becoming or being declared unconditional in all respects) or lapsing and save for the Shares and the exercise of options or vesting of awards under any of the Company’s share option schemes, I will not acquire any shares or other securities of the Company (or any interest therein) and, if any such shares, securities or interests (including for these purposes shares arising on exercise of options) are acquired by me, such shares, securities or interests (as the case may be) shall be deemed to be included in the expression “Shares” for the purposes of this undertaking; and

(v)	I have the full power and authority and the right (free from any legal or other restrictions) (and will at all times continue to have all relevant power and authority and the right) to enter into and perform the undertakings in this deed in accordance with their terms.

2.	Scheme

Subject to your announcing the Acquisition by 1.00 pm (GMT) on 9 January 2015 (or such later date as the Company and the Offeror may agree), I irrevocably and unconditionally undertake to the Offeror that, if the Acquisition is implemented by way of the Scheme:

(i)	I shall (unless the Offeror otherwise requests in writing) exercise or, where applicable, procure the exercise of, all voting rights attaching to the Shares on any resolution (whether or not amended and whether put to a show of hands or a poll) which is proposed at any general or class meeting of the Company (including any adjournment thereof) or at any meeting of holders of shares in the Company convened by a court (including any adjournment thereof) (the “General Meeting”):

(a) in favour of the resolutions of the Company’s shareholders to be proposed at (i) the meeting to be convened at the direction of the Court pursuant to section 99(1) of the Act in order for the Company’s shareholders to consider, and if thought fit approve, the Scheme; and (ii) the special general meeting of the Company convened in order for its shareholders to consider, and if thought fit approve, certain matters in connection with the Acquisition together with any other resolutions to approve any related matters set out in the Circular (as defined below) or which might reasonably be expected to have an impact on the fulfilment of any condition to the Acquisition (the “Resolutions”); and

(b) against any resolution or proposal to adjourn the General Meeting,

in accordance with the Offeror’s instructions;

(ii)	I shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Shares against any resolution (whether or not amended and whether put to a show of hands or a poll) which is proposed at any general or class meeting of the Company (including any adjournment thereof) or at any meeting of holders of shares in the Company convened by a court (including any adjournment thereof) which might reasonably be expected to impede or frustrate the Scheme or Merger in any way (which shall include any resolution to approve a scheme of arrangement, amalgamation or merger relating to the acquisition of any shares in the Company by a third party) or which might otherwise impact on the success of the Acquisition in accordance with the Offeror’s instructions; and

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(iii)	I shall after the posting of the circular to be sent to shareholders of the Company containing an explanatory statement in respect of the Scheme (the “Circular”) (and without prejudice to my right to attend and vote in person at the General Meeting), return the signed forms of proxy enclosed with the Circular (completed and signed and voting in favour of the Resolutions) in accordance with the instructions printed on these forms of proxy, as soon as possible and in any event within ten days after the receipt of the Circular or, in respect of any further Shares (as described in paragraph 1(v) above) within seven days after acquiring such Shares, if later and, without prejudice to the foregoing, for the purpose of voting on any other resolution referred to under paragraphs (i) or (ii) above, I shall, if required by the Offeror, execute any form of proxy required by the Offeror appointing any person nominated by the Offeror to attend and vote (but not to speak) on my behalf at the relevant meetings.

3.	Offer

Subject to your announcing the Acquisition by 1.00pm (GMT) on 9 January (or such later date as the Company and the Offeror may agree), I irrevocably and unconditionally undertake, if the Acquisition is implemented by way of an Offer, to the Offeror that:

(i)	upon the Offer being made, I will be able to accept or, where applicable, procure the acceptance of the Offer in respect of the Shares and to transfer the Shares free from all liens, charges, options, equities, encumbrances and rights of pre-emption and any other third party rights of any nature and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends and other distributions (if any) declared, made or paid hereafter subject to the matters referred to in the Press Announcement;

(ii)	I shall as soon as reasonably practicable and in any event within seven days after the posting of the formal document containing the Offer (the “Offer Document”) (or, in respect of any shares allotted to, or acquired by me after posting of the Offer Document, seven days after such allotment or acquisition) duly accept or procure acceptance of the Offer in accordance with its terms in respect of the Shares (and shall accept or procure acceptance of the Offer in respect of any further Shares (as described in paragraph 1(v) above) within seven days after becoming the registered holder of such Shares) and shall forward, if applicable, the relevant share certificate(s) at the time of acceptance or a form of indemnity acceptable to the directors of the Company in respect of any lost certificate(s) at the time of acceptance and, if applicable take any action which may be required in respect of any Shares held in uncertificated form;

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(iii)	notwithstanding that the terms of the Offer Document will confer rights of withdrawal on accepting shareholders, I shall not withdraw any acceptance of the Offer in respect of the Shares or any of them and shall procure that no rights to withdraw any acceptance in respect of such Shares are exercised;

(iv)	the Shares shall be acquired by the Offeror free from all liens, charges, options, equities, encumbrances or rights of pre-emption or other third party rights of any nature, and together with all rights attaching or accruing to them, including voting rights and the right to all dividends of any nature or other distributions hereafter declared, made or paid subject to the matters referred to in the Press Announcement;

(v)	I shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Shares against any resolution (whether or not amended and whether put to a show of hands or a poll) which is proposed at any general meeting of the Company (including any adjournment thereof) or at any meeting of holders of shares in the Company convened by a court (including any adjournment thereof) which might reasonably be expected to impede or frustrate the Offer in any way (which shall include any resolution to approve a scheme of arrangement, amalgamation or merger relating to the acquisition of any shares in the Company by a third party).

4.	Termination

The undertakings, warranties, consents, waivers, agreements and obligations in this undertaking (collectively the “Obligations”), are conditional upon the issue of the Press Announcement substantially in the form annexed hereto by 1.00 pm (London time) on 9 January 2015 or such later time or date as the Company and the Offeror may agree and (save as expressly provided for herein) will only lapse and cease to have effect to the extent not already undertaken and without prejudice to any liability for antecedent breach:

(i)	if the Scheme does not become effective or, if the Offeror elects to implement the Acquisition by way of an Offer, the Offer does not become unconditional as to acceptances, in each case by 9 October 2015 (or such later date as the Company and the Offeror agree in writing);

(ii)	when the Acquisition lapses or is withdrawn provided that this paragraph 5(ii) shall not apply where the Acquisition is withdrawn or lapses solely as a result of the Offeror exercising its right to implement the Acquisition by way of an Offer rather than a Scheme or vice versa;

(iii)	if the Offeror announces, with the consent of any relevant authority (if required) and before the Circular or Offer Document is posted, that it does not intend to proceed with the Acquisition and no new, revised or replacement Scheme or Offer is contemporaneously announced by the Offeror.

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5.	Miscellaneous

(i)	I consent (and shall procure that my Spouse consents to) to the issue of a press announcement incorporating references to me and to the undertakings in this deed substantially in the terms set out in the Press Announcement. I understand that, if the Acquisition proceeds, this deed will be made available for inspection until the Acquisition is completed and that particulars of it will be contained in the Circular or the Offer Document (as the case may be). I undertake to provide you with all such further information in relation to my interest and that of any person connected with me as you may require in order to comply with the requirements of the UK Takeover Code (as if it applied to the Company and the Acquisition) and any other applicable legal or regulatory requirements for inclusion in the Circular or Offer Document as the case may be (or any other document required in connection with the Acquisition).

(ii)	The Obligations set out in this undertaking apply equally to the persons from whom I am to procure votes in favour of the resolutions to implement the acquisition or acceptance of any Offer (as the case may be) and I shall procure the observance by such persons of the terms hereof as if they were each a party hereto.

(iii)	This deed shall not oblige the Offeror to announce or proceed with the Acquisition.

(iv)	This deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and I irrevocably submit to the exclusive jurisdiction of the courts of England and Wales.

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TABLE

1. Number of common shares	2. Number of common shares under option	3. Legal *owner	4. Beneficial *owner

* Where more than one, indicate number of shares attributable to each

I intend this document to be a deed and execute and deliver it as a deed.

EXECUTED and DELIVERED as a deed by in the presence of:	) ) )
Name of witness: Address of witness: Occupation of witness: Signature of witness:

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Appendix – Press Announcement

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